UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14a INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

VERIGY LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 28, 2011

Dear Valued Customer,

Early this morning, we announced that the Verigy Board of Directors has approved a definitive agreement under which Advantest will acquire all of the outstanding Verigy ordinary shares for $15.00 per share in cash. The joint press release is attached.

We are pleased to reach an agreement that delivers meaningful value to our shareholders and which we believe is in the best interest of our company, employees and customers. As a combined company, Advantest and Verigy will offer a more complete set of product solutions and have the global scale and breadth to better meet customer demands in today’s rapidly changing markets. Furthermore, we believe with the combined company’s financial strength, it will have the ability to increase its investment in R&D and remain a strong supplier to customers worldwide.

As with any M&A deal, completion of this transaction with Advantest is contingent upon the satisfaction of certain conditions. We will continue to keep you informed throughout this process. If you have any questions, please contact Pascal Rondé, Verigy executive vice president of worldwide sales, service and support, at pascal.ronde@verigy.com.

We want to assure you that we are committed to delivering the highest level of customer service and support to you. As always, thank you for your continued support of Verigy.

Sincerely,

Jorge Titinger

President and CEO

Additional Information and Where You Can Find It

On March 28, 2011 (Japan Time), Advantest and Verigy entered into a definitive agreement providing for a business combination of the two companies. In connection with the proposed transaction, Verigy will file a proxy statement with the SEC. The proxy statement will be mailed to the shareholders of Verigy. Investors and shareholders of Verigy are urged to read the proxy statement when it becomes available because it will contain important information about Verigy and the proposed transaction. The proxy statement (when it becomes available), and any other documents filed by Advantest or Verigy with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Advantest by contacting Advantest Investor Relations Section by e-mail at satsuki.tsuruta@jp.advantest.com or by telephone at (81-3) 3214-7570, or filed with the SEC by Verigy by contacting Verigy Investor Relations by e-mail at judy.davies@verigy.com or by telephone at 1-408-864-7549. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any decision with respect to the proposed transaction.

Each of Advantest, Verigy and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Verigy shareholder in favor of the proposed transaction. Information regarding Advantest’s directors and executive officers who may be considered to be participants is available in the Schedule 14A filed with the SEC by Advantest on March 22, 2011. Information about the directors and executive officers of Verigy and their respective interests in the proposed transaction will be available in the proxy statement. Additional information regarding the Verigy directors and executive officers is also included in Verigy’s Report on Form 10-K, which was filed with the SEC on December 13, 2010 and its amended Annual Report on Form 10-K/A, which was filed with the SEC on February 25, 2011. As of February 14, 2011, Verigy’s directors and executive officers beneficially owned approximately 1,988,016 shares, or 3.3 percent, of Verigy’s ordinary shares. These documents are available free of charge at the SEC’s web site at www.sec.gov and from Advantest and Verigy at the e-mail addresses and phone numbers listed above.

Cautionary Statement Regarding Forward-Looking Statements

This letter contains statements that may be deemed to be forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on Advantest, Verigy and their respective Boards of Directors’ current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in these statements. These statements include statements regarding the expected benefits and costs of the transaction, the plans, strategies and objectives of management for future operations, and the expected closing of the proposed transaction. Any statements that are not statements of historical fact (including statements containing the words “believes,” “should,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: failure of the Verigy shareholders to approve the proposed transaction; failure of the parties to obtain required antitrust clearances or required third party consents or to satisfy other conditions to closing; the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies from the Advantest and Verigy transaction; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the businesses of Advantest and Verigy generally, including those set forth in the filings of Advantest and Verigy with the SEC, especially in the “Risk Factors” section of Advantest’s annual reports on Form 20-F and its Report of Foreign Private Issuer on Form 6-K,and the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Verigy’s annual reports on Form 10-K and quarterly reports on Form 10-Q and its current reports on Form 8-K, as well as other SEC filings. Advantest and Verigy are under no obligation to (and expressly disclaim any such obligation to) update or alter any forward-looking statements as a result of developments occurring after the date of this letter.

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